Filed Pursuant to Rule 433

Registration Statement No. 333-246071

Final Term Sheet for the Notes

The Korea Development Bank

Final Term Sheet for US$500,000,000 0.500% Notes due 2023 (the “2023 Notes”)

October 19, 2020

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR (US$)

Issue size	US$500,000,000

Maturity date	October 27, 2023

Settlement date	On or about October 27, 2020, which will be the sixth business day following the date of this final term sheet. If you wish to trade the 2023 Notes on any day prior to the second business day from the settlement, because the 2023 Notes will initially settle in T+6, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	0.500% per annum (payable semi-annually)

Interest payment dates

April 27 and October 27 of each year, commencing on April 27, 2021 and with interest accruing from October 27, 2020. If any interest payment date or the maturity date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

Public offering price	99.748%

Gross proceeds	US$498,740,000

Underwriting discounts	0.300%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$497,240,000

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Approval in-principle has been received from the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2023 Notes.

Governing law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 DD7

ISIN	US500630DD74

Ratings	Aa2 (Moody’s) / AA (Standard & Poor’s) / AA- (Fitch)

Joint Bookrunners and Joint Lead Managers	BofA Securities, Inc., Citigroup Global Markets Inc., Crédit Agricole Corporate and Investment Bank, KDB Asia Limited and Mizuho Securities USA LLC

The Korea Development Bank

Final Term Sheet for US$500,000,000 0.800% Notes due 2026 (the “2026 Notes”)

October 19, 2020

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR (US$)

Issue size	US$500,000,000

Maturity date	April 27, 2026

Settlement date	On or about October 27, 2020, which will be the sixth business day following the date of this final term sheet. If you wish to trade the 2026 Notes on any day prior to the second business day from the settlement, because the 2026 Notes will initially settle in T+6, you may be required to specify an alternate settlement cycle at the time of your trade to prevent a failed settlement.

Interest rate	0.800% per annum (payable semi-annually)

Interest payment dates

April 27 and October 27 of each year, commencing on April 27, 2021 and with interest accruing from October 27, 2020. If any interest payment date or the maturity date shall be a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, then such payment will not be made on such date but will be made on the next succeeding day which is not a day on which banking institutions in The City of New York or Seoul are authorized or obligated by law to close, with the same force and effect as if made on the date for such payment, and no interest shall be payable in respect of any such delay.

Public offering price	99.721%

Gross proceeds	US$498,605,000

Underwriting discounts	0.300%

Net proceeds (after deducting underwriting discounts but not estimated expenses)	US$497,105,000

Denominations	US$200k/1k

Day count	360-day year consisting of twelve 30-day months

Listing	Approval in-principle has been received from the Singapore Exchange Securities Trading Limited for the listing and quotation of the 2026 Notes.

Governing law	New York

Fiscal Agent	The Bank of New York Mellon

CUSIP	500630 DE5

ISIN	US500630DE57

Ratings	Aa2 (Moody’s) / AA (Standard & Poor’s) / AA- (Fitch)

Joint Bookrunners and Joint Lead Managers	BofA Securities, Inc., Citigroup Global Markets Inc., Crédit Agricole Corporate and Investment Bank, KDB Asia Limited and Mizuho Securities USA LLC

These Final Term Sheets should be read in conjunction with the prospectus dated August 25, 2020, as supplemented by the preliminary prospectus supplement dated October 19, 2020 (the “Preliminary Prospectus”), relating to the Notes. All references to the “Notes” herein and in the Preliminary Prospectus are to the 2023 Notes and the 2026 Notes, collectively.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the Securities and Exchange Commission for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the website of the Securities and Exchange Commission at www.sec.gov or from BofA Securities, Inc. by emailing at dg.prospectus_requests@bofa.com. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free at +1-800-294-1322.

The most recent prospectus can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/869318/000119312520271622/d905561d424b5.htm

Notification under Section 309B(1)(c) of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)—the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are prescribed capital markets products (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ANY DISCLAIMER OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER E-MAIL SYSTEM.